Exhibit 99.1

Company Contact:	Bruce Thomas Vice President, Investor Relations Quiksilver, Inc. (714) 889-2200
Quiksilver Announces Debt-for-Equity Exchange with Rhône
•	Rhône provides de-leveraging option subject to stockholder approval

•	Exchange offer potentially reduces debt by $140 million

•	Debt-for-equity exchange accretive to earnings
Huntington Beach, California, June 15, 2010 – Quiksilver, Inc. (NYSE:ZQK) today announced that it has entered into an agreement with Rhône to exchange $75 million of the outstanding principal amount of Quiksilver’s senior secured term loans for an aggregate of approximately 16.7 million shares of its common stock at an exchange price of $4.50 per share. The closing share price of the company’s common stock on the New York Stock Exchange on June 14, 2010 was $4.47. In addition, under the agreement, Quiksilver has an option, exercisable in its sole discretion, to require Rhône to exchange up to an additional approximately $65 million of the remaining outstanding principal amount of senior secured term loans for additional shares of common stock at the same price per share. This option is available for a 60-day period following execution of definitive documentation relating to the transaction. As of April 30, 2010, the outstanding principal balance of the senior secured term loans was approximately $159.4 million. Quiksilver intends to pursue alternative equity or equity-related financing during the option period, proceeds of which would be used to repay the senior secured term loans.
The proposed transaction, which would be accretive to the company’s earnings, was approved by Quiksilver’s independent directors. In announcing the agreement, Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “This exchange offer is an important step toward further de-leveraging our balance sheet and will provide us with additional operating flexibility in an improving business environment. Additionally, the Rhône offer demonstrates a real vote of confidence by a major investor who is willing to commit to a further equity investment amid a volatile stock market. We believe that stockholders will recognize the substantial value of this endorsement.”
Rhône currently owns warrants to acquire approximately 16.2% of the outstanding shares of Quiksilver’s common stock on an as-exercised basis, based on the number of outstanding shares as of June 4, 2010. Upon consummation of the initial $75 million debt-for-equity exchange, Rhône would own approximately 24.2% of the company’s outstanding shares including the shares issuable upon exercise of the warrants. If Quiksilver exercises the option in full, Rhône would own approximately 30.0% of the company’s outstanding shares, including the shares issuable upon exercise of the warrants.
In connection with the debt-for-equity exchange transactions, Quiksilver and Rhône would enter into a stockholders agreement, pursuant to which, among other things, Rhône would be subject to certain transfer and standstill restrictions and would be entitled to certain customary information rights, participation rights and registration rights. Rhône’s two designated directors will continue to serve on Quiksilver’s board of directors. If, following the exercise of the option, $30 million or less in aggregate principal amount remains outstanding under the senior secured term loans, under the agreement, Rhône has agreed to modify the minimum EBITDA financial covenant contained in the senior secured term loans.
The issuance of the common stock to Rhône in the debt-for-equity exchanges is subject to stockholder approval. The exchange transactions, if approved by stockholders and exercised by

Quiksilver Announces Debt-for-Equity Exchange with Rhône
June 15, 2010

the company, are subject to other customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and would be expected to close during the fiscal year ending October 31, 2010.
IMPORTANT INFORMATION:
Quiksilver intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the exchanges discussed above. Stockholders should read the proxy statement and other relevant documents when they become available because they will contain important information about the exchanges. The proxy statement, any amendments or supplements to the proxy statement, and other relevant documents filed by Quiksilver with the SEC will be available for free at www.sec.gov and at Quiksilver’s website, www.quiksilverinc.com, or by writing to: Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649, Attn: Chief Financial Officer. Quiksilver and its executive officers, directors and other members of management may be deemed participants in the solicitation of proxies from Quiksilver’s stockholders with respect to the exchanges. Information regarding Quiksilver’s participants in the solicitation appears in Quiksilver’s definitive proxy statement for its 2010 annual meeting, which was filed with the SEC on February 12, 2010. Additional information regarding their interests, equity and otherwise, will be included in the proxy statement to be filed in connection with the exchanges.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on outdoor action sports. The Company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
About Rhône:
Rhône was founded in 1996 and has offices in New York, London and Paris. Rhône focuses on middle-market private equity investments in businesses with pan-European or trans-Atlantic presence or growth prospects. Rhône’s investment philosophy includes the development of strong, strategic partnerships with the management of portfolio companies in which it is investing. Rhône currently has investments in a diversified portfolio of companies.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financing activities and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Certain factors that may affect actual results to differ materially include, without limitation, our

Quiksilver Announces Debt-for-Equity Exchange with Rhône
June 15, 2010

ability to finalize the definitive documentation with respect to the exchanges described above; our ability to obtain stockholder approval of the exchanges described above or the failure to satisfy other conditions to complete the exchanges, and a delay in completing any of the transactions described above. Please refer to Quiksilver’s SEC filings for more information on the other factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoes.com,
www.lib-tech.com and www.hawkclothing.com.